August 16, 2007

Re: Distributions from Property Sales

Dear Financial Representative:

The General Partners are pleased to provide you and your clients with an estimate of the amount of their distribution of net proceeds from the sale of certain properties in which Wells limited partnership(s) invested. For your reference, we have enclosed the following:

  A sample of the letter that will be sent to those investors who will be receiving a distribution of net sale proceeds.
  A list of your clients who will be receiving letters, including the current distribution instructions we have on file, and the estimated amounts of the distributions.

We expect to distribute these net sale proceeds in November 2007. Should your client(s) wish to consider investing their proceeds in another Wells product after determining their suitability, please visit the Wells Financial Professionals Web site to obtain prefilled subscription documents and investor sales kits, which include a prospectus. Please forward these instructions to us no later than September 28, 2007. Note that Wells products have minimum investment requirements and income/net worth requirements that are set by each state. Please consult the prospectus for specific state information.

Also, if we have not received net sale proceeds distribution instructions from your client(s) by
September 28, 2007, Wells will default to distributing funds as follows:

  Account(s) with Reliance Trust Company as IRA Custodian: Reliance will place the distribution into the Dreyfus Cash Management Plus, Service Shares within the IRA so that it will be treated as a nontaxable event. The funds will remain in this account until Reliance receives instructions from your client(s) to liquidate the investment in the Dreyfus Cash Management Plus, Service Shares. A Reliance distribution election form must be completed by the investor to transfer funds out of the IRA.
  Account(s) with a Custodian other than Reliance Trust Company: A check will be sent directly to that custodian.
  Account(s) with no Custodian: A check will be sent directly to the primary investor of record.

Thank you for your support of Wells Real Estate Funds.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures

Continued on reverse

DISCLOSURE

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

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